Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ProCap Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Other	12,733,020	(2)	$3.065	(3)	$39,026,706.30	0.00013810	$5,389.59

	Total Offering Amounts							$39,026,706.30		$5,389.59

	Total Fees Previously Paid									-

	Total Fee Offsets									-

	Net Fee Due									$5,389.59

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2025 Equity Incentive Plan (the “2025 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2025 Plan, including the evergreen increase for 2026. The number of shares of Common Stock reserved and available for issuance under the 2025 Plan automatically increases on the first day of each year, which began in 2026 and will end in (and include) 2035 equal to the lesser of (A) five percent (5%) of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of Common Stock as determined by the Company’s board or committee.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Market under the symbol “BRR” on January 27, 2026, which was $3.065 per share.